Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606 T 312.845.3000 F 312.701.2361 www.chapman.com

April 7, 2026

First Trust Portfolios L.P.

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

Re: FTP 4

Ladies and Gentlemen:

We have served as counsel for First Trust Portfolios L.P., as Sponsor and Depositor of FTP 4 in connection with the preparation, execution and delivery of a Series Trust Agreement dated April 7, 2026 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Series Trustee, and First Trust Advisors L.P., as Portfolio Supervisor, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Series Trust Agreement with the Series Trustee and pursuant to which the Series Trustee has issued to or on the order of the Depositor units of fractional undivided interest in and ownership of the Fund created under said Series Trust Agreement.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

1.the execution and delivery of the Series Trust Agreement and the issuance of Units in the Fund have been duly authorized; and

2.the Units in the Fund when duly issued and delivered by the Series Trustee in accordance with the aforementioned Series Trust Agreement, will constitute valid and binding obligations of the Fund and such Units, when issued and delivered in accordance with the Series Trust Agreement against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-293226) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

Respectfully submitted,

/s/ CHAPMAN AND CUTLER LLP

EFF/arr